Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2015

HOUSTON, July 30, 2015 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $39.2 million, or $1.01 per diluted share, for the three months ended June 30, 2015, versus net income of $51.3 million, or $1.27 per diluted share, for the second quarter of 2014. The second quarter 2015 results were unfavorably impacted by an after-tax foreign exchange loss of $8.8 million, or $0.23 per diluted share, as compared to an after-tax foreign exchange loss of $1.5 million, or $0.04 per diluted share, during the second quarter of 2014. Total revenues were $215.3 million during the quarter ended June 30, 2015 compared to $230.3 million for the same period in 2014.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “We are pleased with our second quarter 2015 operating results as the execution of our backlog resulted in gross margins that exceeded our expectations. While recent oil price declines have increased uncertainties regarding bookings levels, we are encouraged by recent increases in quotation activity.”

For the six months ended June 30, 2015, net income was $92.9 million, or $2.39 per diluted share, compared with net income of $93.9 million, or $2.31 per diluted share, for the same period in 2014. The results for the first six months of 2015 were also negatively impacted by an after-tax foreign exchange loss of $4.0 million, or $0.10 per diluted share, as compared to an after-tax foreign exchange loss of $2.2 million, or $0.05 per diluted share, during the first half of 2014. Total revenues rose to $441.3 million during the six months ended June 30, 2015 from $434.4 million during the same period in 2014.

In addition, the Company announced that its backlog at June 30, 2015 was approximately $1.0 billion, compared to its June 30, 2014 backlog of approximately $1.3 billion and its March 31, 2015 backlog of approximately $1.1 billion. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending September 30, 2015 to approximate $1.10 to $1.20 per share. The Company also reaffirmed that it currently expects its full-year 2015 earnings per diluted share to be in the range of $4.60 to $4.80, excluding foreign currency gains/losses or any unusual items.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues	$215,276	$230,315	$441,278	$434,388

Cost and expenses:
Cost of sales	117,664	124,993	242,802	235,780
Selling, general and administrative	33,633	25,520	50,591	49,455
Engineering and product development	11,400	10,848	23,613	21,632

	162,697	161,361	317,006	306,867

Operating income	52,579	68,954	124,272	127,521
Interest income	165	266	214	349
Interest expense	(3)	(5)	(6)	(12)

Income before income taxes	52,741	69,215	124,480	127,858
Income tax provision	13,528	17,891	31,603	33,916

Net income	$39,213	$51,324	$92,877	$93,942

Diluted earnings per share	$1.01	$1.27	$2.39	$2. 31

Weighted average shares–diluted	38,888	40,562	38,912	40,723

Depreciation and amortization	$7,684	$7,446	$15,139	$15,126

Capital expenditures	$5,048	$9,998	$11,204	$23,218